Exhibit 99.1

FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS January 26, 2006

USA Truck, Inc. (NASDAQ: USAK) today announced record quarterly base revenue of $97.1 million for the quarter ended December 31, 2005, an increase of 14.0% from $85.2 million for the same quarter of 2004. Net income increased 40.4% from $3.0 million for the quarter ended December 31, 2004, to $4.3 million for the same quarter of 2005. Diluted earnings per share increased 15.6% from $0.32 for the quarter ended December 31, 2004, to $0.37 for the same quarter of 2005.

Base revenue increased 12.1% from $335.9 million for the year ended December 31, 2004 to $376.6 million for the year 2005. Net income increased 109.5% from $7.4 million for the year ended December 31, 2004 to $15.6 million for the year 2005. Diluted earnings per share increased 91.1% from $0.79 for the year ended December 31, 2004 to $1.51 for the year 2005.

The following table summarizes the earnings information of USA Truck, Inc. (“Company”):

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenue:
Base revenue	$97,104	$85,154	$376,629	$335,880
Fuel surcharge revenue	20,988	10,346	63,074	27,225

Total revenue	118,092	95,500	439,703	363,105

Operating expenses and costs:
Salaries, wages and employee benefits	37,205	31,794	143,164	125,953
Fuel and fuel taxes	34,687	23,559	121,026	81,722
Depreciation and amortization	11,101	9,327	41,890	35,871
Insurance and claims	7,955	7,319	26,172	26,224
Purchased transportation	5,658	6,298	24,710	28,317
Operations and maintenance	5,370	5,302	21,178	24,736
Operating taxes and licenses	1,611	1,404	6,224	5,653
Communications and utilities	850	743	3,220	3,039
Gain on disposal of revenue equipment, net	(244)	(251)	(1,144)	(1,040)
Other	5,251	3,970	19,766	14,831

Total operating expenses	109,444	89,465	406,206	345,306

Operating income	8,648	6,035	33,497	17,799
Other expenses (income):
Interest expense	901	1,096	4,829	3,539
Other, net	(42)	23	(19)	33

Total other expenses, net	859	1,119	4,810	3,572

Income before income taxes	7,789	4,916	28,687	14,227
Income tax expense	3,511	1,869	13,119	6,795

Net income	$4,278	$3,047	$15,568	$7,432

Per share information:
Average shares outstanding (Basic)	11,313	9,236	10,034	9,268

Basic earnings per share	$0.38	$0.33	$1.55	$0.80

Average shares outstanding (Diluted)	11,603	9,433	10,328	9,398

Diluted earnings per share	$0.37	$0.32	$1.51	$0.79

Key Operating Statistics:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Total miles (in thousands) (1)	71,275	65,862	283,921	259,725
Empty mile factor (2)	8.7%	8.6%	8.7%	8.4%
Base revenue per total mile	$1.362	$1.293	$1.327	$1.293
Average number of tractors (3)	2,410	2,191	2,342	2,174
Average miles per tractor	29,571	30,060	121,209	119,469
Average miles per tractor per week	2,424	2,424	2,415	2,361
Average miles per trip (4)	805	836	803	839
Operating ratio (5)	91.1%	92.9%	91.1%	94.7%
Average unmanned tractor percentage (6)	4.5%	4.5%	3.9%	4.9%

(1)	Total miles include both loaded and empty miles.
(2)	The empty mile factor is the number of miles traveled between loads as a percentage of total miles traveled.
(3)	Average number of tractors includes Company-operated tractors plus owner-operator tractors.
(4)	Average miles per trip is based upon loaded miles divided by the number of shipments using Company-operated and owner-operator tractors (it does not include third party logistics and freight brokerage shipments).
(5)	Operating ratio is based upon total operating expenses, net of fuel surcharge revenue, as a percentage of base revenue.
(6)	Average unmanned tractor percentage is the average percentage, for each month end during each period, of Company-operated tractors to which a driver is not assigned.

In comparing the financial results of the quarter and year ended December 31, 2005 to the comparable periods of 2004, Robert M. Powell, Chairman and CEO of the Company, made the following statement:

We are pleased to report our strongest fourth quarter since 1998. Robust demand for freight services helped produce 14.0% growth in base revenue this quarter, which outpaced the 10.0% growth in our average tractor count. The additional growth was made possible by a 5.3% improvement in our base revenue per total mile, and continued strong performance in the areas of weekly tractor utilization and empty miles. Base revenue per mile for our traditional freight operations in which we used our own tractors increased by 5.7%.

That revenue performance and the continued success of our benchmarking cost control program resulted in a 91.1% operating ratio, which is 1.8 percentage points better than the comparable quarter and our best fourth quarter performance since 1998. The $0.37 earnings per share represents the strongest fourth quarter in our history.

This quarter’s performance was inhibited by a spike in claims for which we are self-insured. The spike was caused by the combination of an elevated frequency of serious motor vehicle accidents during the quarter (including one severe accident) primarily related to winter weather, a higher than expected adverse jury verdict and increased employee medical claims. We also resolved several high exposure liability claims from prior years. This confluence of events resulted in additional costs of approximately $0.06 per share versus the comparable quarter.

Our benchmarking program, through which we identify opportunities to improve our operating ratio to meet our 88% target, continues to yield positive results. Under this program which we began in 2001, we have worked very hard to improve our performance in a multitude of factors. Over the past several quarters, we have focused primarily on tractor utilization (measured by average miles per tractor per week), fleet maintenance expense and insurance and claims expense. Despite the self-insured claims experience discussed above, insurance and claims expense still improved this quarter, as a percentage of base revenue, as did operations and maintenance costs. Tractor utilization held its ground. All three factors contributed to this quarter’s solid operating ratio.

Our industry is challenged by volatile fuel prices and a tight supply of qualified drivers. We believe we have programs in place to manage both challenges to the extent possible. Though fuel prices were up 32.2% this quarter, our fuel surcharge program effectively recovered the increased costs. While we were able to grow our fleet and maintain a consistent unmanned tractor percentage, we did see our driver pay and recruiting costs increase.

Overall, we are pleased with the progress that we made during 2005 towards our goal of an 88% operating ratio. We improved the operating ratio for the fifth consecutive year to 91.1% (3.6 percentage points better than 2004). Earnings per share have also improved for five consecutive years at a compounded annual rate of 88.3% to $1.51 (91.1% better than 2004). During 2005, our benchmarking program helped us improve weekly tractor utilization by 2.3% and reduce operations and maintenance costs and insurance and claims costs by 1.8 and 0.9 percentage points of base revenue, respectively, despite a 9.3% increase in miles driven. We look forward to continuing our focus on benchmarking to drive operating ratio and earnings per share improvements in the coming quarters.

This press release contains forward-looking statements and information that are based on our current beliefs and expectations and assumptions we have made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and may be identified by words such as “will,” “could,” “should,” “may,” “believe,” “expect,” “intend,” “plan,” “schedule,” “estimate,” “project” and similar expressions. These statements are based on current expectations and are subject to uncertainty and change. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be realized. If one or more of the risks or uncertainties underlying such expectations materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. Among other things, we cannot assure you that we will be able to maintain the tractor utilization rates and revenue per mile discussed in this press release, or that we will be able to continue to improve or effectively control operations and maintenance expenses and insurance and claims costs or effectively manage our fuel surcharge program. Among the key factors that are not within our control and that have a direct bearing on operating results are increases in fuel prices, adverse weather conditions, increased regulatory burdens and the impact of increased rate competition. Our results have also been, and will continue to be, significantly affected by fluctuations in general economic conditions, as our tractor utilization is directly related to business levels of customers in a variety of industries. In addition, shortages of qualified drivers and intense or increased competition for drivers have adversely impacted our operating results and our ability to grow and will continue to do so. Results for any specific period could also be affected by various unforeseen events, such as unusual levels of equipment failure or vehicle accident claims, as illustrated by our adverse experience with self-insured claims in the fourth quarter of 2005. Additional risks associated with our operations are discussed in our SEC filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a medium haul, dry van truckload carrier transporting general commodities throughout the continental United States and into and out of portions of Canada. We transport general commodities into Mexico by allowing through-trailer service on our trailers through our facility in the gateway city of Laredo, Texas. We also provide complementary third-party logistics and freight brokerage services for a diverse customer base.

-- --

Contact: CLIFF BECKHAM, Chief Financial Officer - (479) 471-2633